Issuer Free Writing Prospectus dated June 25, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated May 28, 2025
Registration Statement No. 333-287609

Magnitude International Ltd

Initial Public Offering of 2,200,000 Ordinary Shares

Of which 1,650,000 Ordinary Shares are offered by the Company and 550,000 Ordinary Shares are offered by the Selling Shareholder

This presentation relates to the Initial Public Offering ("IPO") of ordinary shares of Magnitude International Ltd, a Cayman Islands corporation ("we", "us", "Company", "Group", or "our Group"), and should be read together with the Registration Statement we filed with the Securities and Exchange Commission ("SEC") for the offering to which this presentation relates.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Mr. Robert Malin from Bancroft Capital LLC at 501 Office Center Drive, Suite 130, Fort Washington, PA 19034, United States or through email at rmalin@bancroft4vets.com.

Important Notices and Disclaimers

This presentation relates to the proposed public offering of ordinary shares of par value US$0.000025 per share (the “Shares” and each a “Share”) of the Company and should be read together with the Registration Statement that the Company filed with the SEC for the offering to which this presentation relates.

The proposed offering of the Company’s securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such Registration Statement, as amended. Any decision to purchase the Company’s securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company’s securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering.

The Company has filed the Registration Statement (including a prospectus and amendments) on Form F-1 (File No 333-287609) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus, Registration Statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may review these documents for free by the SEC’s website (www.sec.gov). Alternatively, the Company or our underwriter will arrange to send you the prospectus if you contact Mr. Robert Malin from Bancroft Capital LLC at 501 Office Center Drive, Suite 130, Fort Washington, PA 19034, United States or through email at rmalin@bancroft4vets.com.

Forward-Looking Statements

This presentation related to the proposed public offering of the Shares of contains forward-looking statements that relate to our current expectations and views of future events and should be read together with the Registration Statement we filed with the SEC. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, certain of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. See offering documents for further disclosures. Our actual future results or performance may be materially different from what we expect.

Offering Summary

Issuer	Magnitude International Ltd
Securities	Ordinary shares, par value US$0.000025 per ordinary share
Offering Type	Initial Public Offering
Exchange Symbol	Nasdaq : MAGH
Shares Offered	(i) 1,650,000 Ordinary Shares by us (ii) 550,000 Ordinary Shares by the Selling Shareholder
Expected Offering Price Range	US$4.00 – US$5.00 per ordinary share
Net Proceeds	US$6,905,250 to us and US$2,301,750 to the Selling Shareholder after deducting underwriting discounts and commissions, and before IPO expenses
Use of Proceeds	We intend to use the net proceeds for the following purposes: **(i)** **30%** to expand and grow existing business through possible future strategic acquisitions, joint venture and/or strategic alliances; **(ii)** **15%** to move to a bigger head office to provide more office area and additional physical storage facilities to house inventory and equipment and spare parts; **(iii)** **10%** to purchase materials as our Group increases the number and/or scale of projects we secure; **(iv)** **10%** to expand our workforce to support our business expansion both at the work sites and also back office; **(v)** **10%** for the rental of a bigger dormitory to house our foreign workers; **(vi)** **5%** for digitalizing our systems, upgrading existing equipment, and investing in software solutions like enterprise resource planning systems, and human resource systems; and **(vii)** **the balance** for working capital and corporate purposes;
Underwriter	Bancroft Capital LLC

Company Overview

- We are a mechanical and electrical engineering service provider that specializes in electrical works in Singapore with over 12 years of experience, and we have participated in numerous private and public sectors green field and brown field projects, mainly involving residential or mixed development type properties.

- We have been principally engaged in the provision of (i) electrical installation for private and public housing (including condominium, residential flats and bungalows), commercial and mixed-use developments as well as other types of public facilities (such as parks and bus interchanges), and (ii) various types of Alteration & Addition works, such as rewiring and replacement/removal/shifting/upgrading/addition of sub main cables, low and high tension switchgears, distribution boards, control panels, emergency switchboards, standby emergency generators and lightnings.

Boundaries
Never Limited

HERLIN PTE LTD

Our Operations

We operate our business under BNL Engineering Pte Ltd and Herlin Pte Ltd in Singapore. The following is a broad overview of our operations.

1 Identification of Business Opportunities

Our projects are obtained either by tender or quotation, with a vast majority of contracts obtained via invited tender from repeated customers, word of mouth referrals or contacts established from previous tenders/quotations or contracts. We also identify potential tender opportunities published on Singapore's government websites, newspapers etc.

2 Tender Process

We conduct a preliminary feasibility assessment on a potential project to decide whether to proceed with submitting a tender. During tender preparation, we will ascertain the pricing of the tender by way of estimation and budgetary evaluations and adopt a cost estimate plus mark-up pricing model for pricing our tenders. Our tenders are approved by our Chief Operating Officer prior to submission.

3 Award of Contract

Our tender success rate was approximately 60-70% in the last two fiscal years. The award of contract normally comes in the form of a letter of award or intent setting out basic details of the project, including scope of work awarded and notional contract sum, and which becomes legally binding once countersigned. The parties will then proceed to negotiate a formal contract.

4 Project Implementation

The tender team will pass over the project to a designated project team, including a project manager, project engineer(s), a supervisor, quality surveyor, contract and purchasing administrators, and a safety officer. We will conduct kick-off meetings, perform value engineering to identify ways to achieve the project scope in the most cost-efficient manner, identify any approvals required and begin tracking our progress.

Our Operations

5 Work Plan, Procurement and Sub-contracting

Our project team will submit a master program for the project setting out key milestone dates, which is updated regularly. Our purchasing team is in charge of procurement for project execution and ensures the project meets contract specifications within budget. We typically work with sub-contractors to increase our labor force whilst minimizing our fixed costs.

6 Project Execution

Our project team regularly meets with sub-contractors and conducts daily site inspections to ensure work progresses on schedule. We provide safety equipment to our employees and sub-contractors. Our project team reports on the project status to our customers from time to time. Our customers are generally entitled to variation orders over the course of the project subject to relevant contract terms.

7 Testing and Commissioning

Before completion of a project, we will finalize and prepare as-built drawing submission. Our project manager will ensure that specified inspections, testing and commissioning have been carried out and that customer specifications and regulatory requirements have been met. Finally, we will compile the testing report and operational maintenance manual for the customer.

8 Project Completion and Post Completion

Upon completion of the project, we will submit the electrical system installation drawings to the relevant government departments for testing the relevant system if required under local laws. Upon verification by an external consultant, we will receive a certificate of practical completion. Our contracts will specify the agreed defects liability and relevant warranty periods.

Our Competitive Strengths

1 **We have over 12 years of established track record in the provision of quality, timely and reliable electrical installation services.** Our services cover a range of greenfield and brownfield electrical installation projects, and our team of technical staff under the leadership of our executive directors and senior management, can evaluate a project's specifications, resource needs and level of difficulty accurately, which enables us to tackle the challenges faced in execution of a project and ensures our ability to complete projects in a cost and time-efficient manner.

2 **We have a strong commitment to risk management, health and safety standards, quality assurance and environmental impact control.** We have been accredited with ISO 9001:2015 (quality management), OHSAS 18001 and subsequently ISO 45001:2018 (occupational health and safety) as well as bizSAFE Level Star certifications. We did not encounter any (i) material work-related incidents; or (ii) severe or fatal accidents, for the fiscal years ended April 30, 2023 and 2024.

3 **We have an experienced and dedicated management team.** Our executive directors and senior management are all very experienced in the provision of electrical installation services in Singapore. Mr. Lim Say Wei, our founder, director and chief executive officer, has over 30 years of experience in the provision of electrical installation services. Our executive directors and senior management have been instrumental in the growth and development of our Group over our 12 years of operations.

4 **We have strong and stable relationships with our customers.** Since the inception of our business in 2012, we have developed stable relationships with our major customers in Singapore. Our top five customers have, on average, more than five years of business relationships with us and our largest customer has worked with us since our founding. For the fiscal years ended April 30, 2023 and 2024, our top five customers accounted for approximately 87.9% and 85.5% of total sales, respectively.

Business - Growth Strategies

Our business objective is to achieve sustainable growth in our business, create long-term shareholders' value and strengthen our market position in the electrical engineering sector of the construction industry in Singapore. We intend to achieve this by implementing the following business strategies:

1. **Further strengthen our market position in the electrical engineering sector of the construction industry in Singapore**

2. **Upgrade registration with the Building and Construction Authority ("BCA") in Singapore as a Grade L6 contractor under the ME-05 (electrical engineering) workhead**

3. **Enhance and/or expand our workforce both at the work site and back of house and facilities to keep up with our business expansion**

4. **Overseas expansion**

5. **Expand our business through acquisitions, joint ventures and/or strategic alliances. As of the date of this prospectus, the Company does not have any agreements or arrangements in place for such acquisitions, joint ventures and/or strategic alliances**

Financial Highlights – Income Statement (April 30, 2023 and 2024)

	April 30, 2023 SGD	April 30, 2024 SGD	April 30, 2024 USD
Revenue	21,861,160	24,201,834	17,748,485
Cost of sales	(19,207,791)	(20,363,812)	(14,933,860)
Gross profit	2,653,369	3,838,022	2,814,625
Operating expenses:			
Distribution costs	(147,042)	(136,937)	(100,423)
Administrative expenses	(1,543,215)	(1,568,925)	(1,150,576)
Impairment loss on financial assets	(172,821)	(89,367)	(65,538)
	(1,863,078)	(1,795,229)	(1,316,537)
Income from operations	790,291	2,042,793	1,498,088
Other income (expenses):			
Finance costs	(47,363)	(68,167)	(49,990)
Other income	78,338	49,872	36,574
Other expenses	-	(1,176)	(863)
	30,975	(19,471)	(14,279)
Profit before income tax	821,266	2,023,322	1,483,809
Income tax expense	(37,531)	(15,853)	(11,626)
Profit for the year	783,735	2,007,469	1,472,183

	April 30, 2023 SGD	April 30, 2024 SGD	April 30, 2024 USD
Other comprehensive income:			
Items that may be reclassified subsequently to profit or loss:			
Exchange differences on translating foreign operations	(3,045)	1,905	1,397
Total comprehensive income for the year	780,690	2,009,374	1,473,580
Profit/(Loss) attributable to:			
Owners of the Company	807,984	2,007,469	1,472,183
Non-controlling interest	(24,249)	-	-
	783,735	2,007,469	1,472,183
Total comprehensive income/(loss) attributable to:			
Owners of the Company	804,939	2,009,374	1,473,580
Non-controlling interest	(24,249)	-	-
	780,690	2,009,374	1,473,580
Earnings per share attributable to owners of the Company			
Basic and diluted earnings per share	0.024	0.060	0.044

	April 30, 2023	April 30, 2024
Weighted average number of ordinary shares used in computing basic and diluted earnings	33,350,000	33,350,000

Financial Highlights – Unaudited Interim Income Statement (October 31, 2023 and 2024)

	October 31, 2023 SGD	October 31, 2024 SGD	October 31, 2024 USD
Revenue	13,589,215	7,279,839	5,502,524
Cost of sales	(11,683,419	(6,083,081	(4,597,945)
Gross profit	1,905,796	1,196,758	904,579
Operating expenses:			
Distribution costs	(66,041	(56,405	(42,634)
Administrative expenses	(845,050	(924,987	(699,159)
Impairment loss on financial assets	(66,852	(5,087	(3,845)
	(977,943	(986,479	(745,638)
Income from operations	927,853	210,279	158,941
Other income (expenses):			
Finance costs	(17,338	(34,808	(26,310)
Other income	14,983	22,681	17,144
	(2,355	(12,127	(9,166)
Profit before income tax	925,498	198,152	149,775
Income tax expense	(6,471	(1,404	(1,061)
Profit for the period	919,027	196,748	148,714

	October 31, 2023 SGD	October 31, 2024 SGD	October 31, 2024 USD
Other comprehensive income:			
Items that may be reclassified subsequently to profit or loss:			
Exchange differences on translating foreign operations	2,287	(1,750	(1,323)
Total comprehensive income attributable to equity owners of the Company	921,314	194,998	147,391
Earnings per share attributable to owners of the Company			
Basic and diluted earnings per share	0.028	0.006	0.004

	October 31, 2023	October 31, 2024
Weighted average number of ordinary shares used in computing basic and diluted earnings	33,350,000	33,350,000

Financial Highlights – Balance Sheet (April 30, 2023, April 30, 2024 and October 31,2024)

	April 30, 2023 SGD	April 30, 2024 SGD	October 31, 2024 SGD	October 31, 2024 USD
ASSETS				
Non-current assets				
Property, plant and equipment	744,744	673,135	618,139	467,225
Financial assets at fair value through profit or loss	172,412	439,817	434,897	328,720
Deferred initial public offering costs	-	-	960,062	725,671
Total non-current assets	917,156	1,112,952	2,013,098	1,521,616
Current assets				
Trade and other receivables	3,982,829	1,790,384	1,825,406	1,379,748
Contract assets	2,570,486	3,418,818	2,632,278	1,989,628
Cash and cash equivalents	1,613,282	1,868,461	1,285,607	971,736
Total current assets	8,166,597	7,077,663	5,743,291	4,341,112
Total assets	9,083,753	8,190,615	7,756,389	5,862,728
EQUITY AND LIABILITIES				
Equity attributable to owners of the Company				
Share capital	86,585	86,585	86,585	65,446
Merger reserve	749,999	999,999	999,999	755,857
Foreign currency translation reserve	(3,045)	(1,140)	(2,890)	(2,184)
Other reserve	(1,846,763)	(1,846,763)	(1,846,763)	(1,395,890)
Retained earnings	1,153,437	2,710,906	2,407,654	1,819,844
Total equity attributable to owners of the Company	140,213	1,949,587	1,644,585	1,243,073

Financial Highlights – Balance Sheet (April 30, 2023, April 30, 2024 and October 31,2024)

	April 30, 2023 SGD	April 30, 2024 SGD	October 31, 2024 SGD	October 31, 2024 USD
Non-current liabilities				
Borrowings	1,033,702	1,205,447	1,108,122	837,583
Deferred tax liabilities	96,856	79,348	80,752	61,037
Total non-current liabilities	1,130,558	1,284,795	1,188,874	898,620
Current liabilities				
Borrowings	347,197	442,582	306,026	231,312
Trade and other payables	6,139,682	3,843,996	4,483,803	3,389,118
Contract liabilities	1,079,387	581,767	75,218	56,854
Provision	130,343	-	-	-
Income tax payable	116,373	87,888	57,883	43,751
Total current liabilities	7,812,982	4,956,233	4,922,930	3,721,035
Total liabilities	8,943,540	6,241,028	6,111,804	4,619,655
Total equity and liabilities	9,083,753	8,190,615	7,756,389	5,862,728

Financial Highlights – Statement of Cash Flow (April 30, 2023 and 2024)

	April 30, 2023 SGD	April 30, 2024 SGD	April 30, 2024 USD
Cash flows from operating activities			
Profit before income tax	821,266	2,023,322	1,483,809
Adjustments for:			
Fair value changes on financial assets at fair value through profit or loss	(5,247)	(7,280)	(5,339)
Unrealized foreign exchange difference	3,716	(413)	(303)
Depreciation of property, plant and equipment	118,896	102,990	75,528
Insurance premium charged to profit or loss	-	64,412	47,237
Finance costs	47,363	68,167	49,990
Allowance for expected credit losses for trade and other receivables and contract assets	172,821	89,367	65,538
Reversal of onerous losses recognized on construction projects	(1,837,483)	(130,343)	(95,587)
Operating cash flows before working capital changes	(678,668)	2,210,222	1,620,873
Changes in working capital:			
Contract assets	635,037	(848,332)	(622,127)
Trade and other receivables	700,616	2,103,078	1,542,298
Trade and other payables	2,906,525	(2,295,686)	(1,683,548)
Contract liabilities	(2,567,382)	(497,620)	(364,931)
Cash generated from operations	996,128	671,662	492,565
Income tax paid	-	(61,845)	(45,354)
Net cash generated from operating activities	996,128	609,817	447,211

	April 30, 2023 SGD	April 30, 2024 SGD	April 30, 2024 USD
Cash flows from investing activities			
Purchase of property, plant and equipment	(15,548)	(31,381)	(23,013)
Purchase of keyman life's insurance	-	(92,177)	(67,598)
Net cash used in investing activities	(15,548)	(123,558)	(90,611)
Cash flows from financing activities			
Repayment of bank borrowings	(556,654)	(399,174)	(292,736)
Proceeds from bank borrowings	-	400,000	293,341
Repayment of lease liabilities	(86,879)	(31,906)	(23,398)
Proceeds from issuance of ordinary shares in a subsidiary under common control	350,000	250,000	183,338
Dividend paid	(250,000)	(450,000)	(330,009)
Net cash used in financing activities	(543,533)	(231,080)	(169,464)
Net change in cash and cash equivalents	437,047	255,179	187,136
Cash and cash equivalents at beginning of year	1,176,235	1,613,282	1,183,105
Cash and cash equivalents at end of year	1,613,282	1,868,461	1,370,241

Financial Highlights – Unaudited Interim Statement of Cash Flow (October 31, 2023 and 2024)

	October 31, 2023 SGD	October 31, 2024 SGD	October 31, 2024 USD
Cash flows from operating activities			
Profit before income tax	925,498	198,152	149,775
Adjustments for:			
Fair value changes on financial assets at fair value through profit or loss	(481)	(7,681)	(5,806)
Unrealized foreign exchange difference	(1,502)	10,851	8,201
Depreciation of property, plant and equipment	52,129	54,996	41,570
Finance costs	17,338	34,808	26,310
Allowance for expected credit losses for trade and other receivables and contract assets	66,852	5,087	3,845
Reversal of onerous losses recognized on construction projects	(102,177)	-	-
Operating cash flows before working capital changes	957,657	296,213	223,895
Changes in working capital:			
Contract assets	(324,877)	787,261	595,057
Trade and other receivables	964,541	(40,830)	(30,862)
Trade and other payables	(1,605,014)	(470,720)	(355,797)
Contract liabilities	675,864	(506,549)	(382,879)
Cash generated from operations	668,171	65,375	49,414
Income tax paid	(30,005)	(30,005)	(22,680)
Net cash generated from operating activities	638,166	35,370	26,734

	October 31, 2023 SGD	October 31, 2024 SGD	October 31, 2024 USD
Cash flows from investing activities			
Purchase of property, plant and equipment	(260)	-	-
Net cash used in investing activities	(260)	-	-
Cash flows from financing activities			
Repayment of bank borrowings	(170,368)	(252,558)	(190,898)
Repayment of lease liabilities	(12,453)	(16,131)	(12,193)
Proceeds from issuance of ordinary shares in a subsidiary under common control	250,000	-	-
Dividend paid	(250,000)	(200,000)	(151,172)
Payment for deferred initial public offering costs	-	(149,535)	(113,027)
Net cash used in financing activities	(182,821)	(618,224)	(467,290)
Net change in cash and cash equivalents	455,085	(582,854)	(440,556)
Cash and cash equivalents at beginning of period	1,613,282	1,868,461	1,412,292
Cash and cash equivalents at end of period	2,068,367	1,285,607	971,736

Corporate Structure Immediately As of the Date of The Offering


Mr. Choo Kay Chon
Ms. Cheng Sze Man, Claudia
Mr. Chi Wai Ming, Raymond
XJL International Ltd(1) (BVI)
Beyond Merchant Limited(2) (BVI)
KeyStone Builders Group Limited(3) (BVI)
Kingkey Holdings (International) Limited(4) (BVI)
Canningale Investments Limited(5) (BVI)
SwiftBuild Solutions Group Limited(6) (BVI)
Pre-IPO 3.40%
Post-IPO 3.24%
Pre-IPO 2.70%
Post-IPO 2.57%
Pre-IPO 3.00%
Post-IPO 2.86%
Pre-IPO 67.20%
Post-IPO 62.46%
Pre-IPO 4.90%
Post-IPO 4.67%
Pre-IPO 4.90%
Post-IPO 4.67%
Pre-IPO 4.50%
Post-IPO 4.29%
Pre-IPO 4.50%
Post-IPO 4.29%
Pre-IPO 4.90%
Post-IPO 4.67%
Public
Pre-IPO 0.00%
Post-IPO 6.29%
Our Company (Cayman Islands)
100%
Elec Power Ltd (BVI)
100%
100%
Herlin (Singapore)
BNL (Singapore)

(1) A company wholly-owned by Mr. Lim Say Wei
(2) A company wholly-owned by Mr. Cheung Sze Wah, Sam, an independent third party
(3) A company wholly-owned by Ms. Yip Ka Ki, Cherry, an independent third party
(4) A company wholly-owned by Mr. Chen Jiajun, an independent third party
(5) A company wholly-owned by Mr. Cheung Ching Ping, Stephen, an independent third party
(6) A company wholly-owned by Mr. Cheung Sai Ho, an independent third party

Board and Management Team – Directors and Executive Officers

Mr. Lim Say Wei
Director and Chief Executive Officer

Mr. Lim Say Wei ("**Mr. Lim**") has more than 30 years of experience in the construction industry. He was the founder of the Group's operating subsidiaries in 2012 and leveraging on his extensive industry experience of more than 30 years, Mr. Lim also provides guidance in project management and tender submission for the Group's various projects. Mr. Lim was appointed as our Director and Chief Executive Officer on October 25, 2024.

Mr. Lim is responsible for the overall management of the Group, and he oversees the Group's business and strategic planning, developing expansion plans, customer relationships, and sourcing business opportunities to foster growth of the Group.

Mr. Lim obtained his Bachelor of Science (Honours) in Management in 2006 from National University of Ireland. He also attained a Diploma in Electrical Engineering Management in 2002 from Singapore Polytechnic.

Mr. Sam Kai Mun
Director and Chief Operating Officer

Mr. Sam Kai Mun ("**Mr. Sam**") has more than 22 years of experience in the construction industry. He joined the Group in 2013 as a project manager and he was promoted to general manager in 2016. Prior to joining the Group, Mr. Sam was a project manager at Nylect Engineering Pte Ltd. Mr. Sam was appointed as our Director and Chief Operating Officer on April 17, 2025.

Mr. Sam oversees the Group's overall management of projects to ensure that the relevant projects are on time, within budget and adhere to the safety and health standard with acceptable quality, planning and implementing of project work schedules.

Mr. Sam obtained a Diploma in Electrical and Electronic Engineering in 2009 from Singapore Polytechnic and a ITC in Mechatronic Engineering from the Institute of Technical Education in Singapore.

Mr. Lo Siew Whye
Chief Financial Officer

Mr. Lo Siew Whye ("**Mr. Lo**") has more than 27 years of experience in key financial and managerial roles. Prior to joining the Group, he was the Group Financial Controller at Arcc Holdings Pte Ltd where he was responsible for the financial management, treasury functions and reporting of various aspects of the business. Mr. Lo was appointed as our Chief Financial Officer on November 1, 2024.

Mr. Lo is responsible for managing the finance and accounting functions of the Group including financial reporting and planning, accounting, risk management and taxation.

Mr. Lo obtained a Bachelor of Commerce (Accounting and Finance) from Murdoch University and he is also a Chartered Accountant under the Institute of Singapore Chartered Accountants.

Board and Management Team – Directors and Executive Officers

Mr. Sim Zhong Min
Assistant General Manager

Mr. Sim Zhong Min ("**Mr. Sim**") has more than 18 years of experience in the construction industry. He joined the Group in 2015 as an operation manager. He then left in 2021 and rejoined our Group in 2023. Prior to joining the Group, Mr. Sim was a project manager at APP Engineering Pte Ltd. Mr. Sim was appointed as the Group's Assistant General Manager on October 25, 2024.

Mr. Sim is responsible for the day-to-day operations of the Group's project work. In addition, Mr. Sim assists the CEO and COO in the entire project tendering process and once the project is awarded, he is involved in the planning, coordination and compliance work from start to completion of the entire project, conducting regular site inspections for operational compliance, workmanship quality, timely delivery, and safety.

Mr. Sim attained a Diploma in Electrical Technology in 2014 from Ngee Ann Polytechnic.

Mr. Loh Tuck Wei
Assistant General Manager

Mr. Loh Tuck Wei ("**Mr. Loh**") has more than 26 years of experience in the construction industry. He joined the Group in 2013 as a project director. He then left in 2018 and rejoined our Group in 2024 as a project director. Prior to joining the Group, Mr. Loh held the position of operations manager at Propell Integrated Pte Ltd, where he joined in 2018 as a project manager. Mr. Loh was appointed as the Group's Assistant General Manager on October 25, 2024.

Mr. Loh is responsible for the day-to-day operations of the Group's project work and his roles are similar to those of Mr. Sim.

Mr. Loh attained a Diploma in Building Services Engineering in 1998 from Ngee Ann Polytechnic and an ITC in Mechanical & Electrical Drafting & Design from the Institute of Technical Education in Singapore.

Board and Management Team - Independent Director Nominees

Mr. Yong Thiam Fook

Mr. Yong Thiam Fook ("**Mr. Yong**") will begin serving as our independent Director immediately upon the listing of the Company on the Nasdaq Capital Market. Mr. Yong will serve as chairman of the audit committee and as a member of the compensation and nomination committees.

Mr. Yong has over 40 years of experience in finance and accounting. He held various C-level positions at SGX-listed companies, where he was involved in finance and accounting matters. Mr. Yong was the previously the Executive Director (Corporate Finance & Business Development) of SGX-listed Beng Kuang Marine Limited from July 2008 to July 2017 and prior to that he has been on Beng Kuang Marine Limited's Board as a Non-Executive Director since May 2002.

Mr. Yong obtained a Bachelor of Science (Economics) from the University of London in 1978. He qualified as a Chartered Accountant (England and Wales) in 1982.

Mr. Ho Soo Lih

Mr. Ho Soo Lih ("**Mr. Ho**") will begin serving as our independent Director immediately upon the listing of the Company on the Nasdaq Capital Market. Mr. Ho will serve as chairman of the nomination committee and as a member of the audit and compensation committees.

Mr. Ho is currently a lawyer at Drew & Napier LLC, which is one of the largest law firms in Singapore. Specializing in real estate transactions with specific focus on corporate real estate work, Mr. Ho co-heads the firm's Real Estate and Corporate Real Estate practice group.

Mr. Ho graduated from the National University of Singapore with an LL.B (Hons.) in 1992 and he was admitted as an Advocate and Solicitor to the Singapore Bar in 1994. Mr. Ho is a Member of The Law Society of Singapore and he is also a Member of the Singapore Academy of Law.

Mr. Sung Jin An

Mr. Sung Jin An ("**Mr. Sung**") will begin serving as our independent Director immediately upon the listing of the Company on the Nasdaq Capital Market. Mr. Sung will serve as chairman of the compensation committee and as a member of the audit and nomination committees.

Mr. Sung has more than 25 years of experience in finance, accounting, healthcare, private equity and technology sector in Asia and the US. Mr. Sung is currently the Investment and Partnership Director of Eka Hospital in Jakarta, Indonesia, operates a chain of seven hospitals across Indonesia. Prior to joining Eka Hospital, Mr. Sung was a partner at Falcon House Partners, a private equity fund that focuses on direct investment in middle-market companies in Indonesia across a broad spectrum of consumer related industries.

Mr. Sung obtained a Master of Business Administration in 2006 from the University of California at Berkeley and in 1999, he obtained a Bachelor of Arts (Economics) from Wesleyan University in 1999.

Thank You

Underwriter's Contact:
Bancroft Capital LLC
501 Office Center Drive, Suite 130,
Fort Washington, PA 19034,
United States
Email: rmalin@bancroft4vets.com

Issuer's Contact:
Magnitude International Ltd
27 Woodlands Industrial Park E1
#03-15 (Lobby B) Hiangkie Industrial
Building
Singapore 757718
Email: enquiry@magnitude-int.com